Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-147244 and No. 333-144938 (which pursuant to Rule 429, also constitutes a Registration Statement on Form S-3 (No. 333-140370)) on Form S-3 and (No. 333-139612 and No. 333-151081) on Form S-8 of our reports dated March 11, 2009, relating to the financial statements of Eagle Rock Energy Partners, L.P. and our report relating to the effectiveness of Eagle Rock Energy Partners, L.P.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Eagle Rock Energy Partners, L.P. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 12, 2009